UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 30, 2012

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Terminal Drive, Plainview, New York 11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Miller Letter Agreement

On January 30, 2012, Veeco Instruments Inc. (“Veeco” or the “Company”) entered into a letter agreement with William J. Miller, Ph.D. in connection with the recent promotion of Dr. Miller to the position of Executive Vice President, Process Equipment.  The letter agreement provides:

•                 Dr. Miller will be paid an annual base salary of $415,002.  He will be eligible to participate in a performance-based management bonus plan, with a target bonus of 70% of base salary.  Awards under the plan will be based on measures of corporate financial targets and individual performance.

•                 Dr. Miller will also be eligible for certain severance benefits in the event his employment is terminated by the Company without Cause or by him for Good Reason (each as defined in the letter agreement), including 52 weeks of salary continuation, subsidized COBRA contributions during the period of salary continuation and extended stock option exercise rights for 12 months following separation, not to exceed the expiration date of the option.

The form of letter agreement will be filed with the Commission in an upcoming filing.  Dr. Miller was previously named as a participant in Veeco’s Senior Executive Change in Control Policy and Veeco had previously entered into its standard form of indemnification agreement with Dr. Miller on substantially the same terms as those entered into with Veeco’s other executive officers.

Braun Service Agreement

On February 3, 2012, the Company amended the terms of the Service Agreement dated July 24, 2008 between the Company and Edward H. Braun, the Company’s Chairman and former Chief Executive Officer (the “Service Agreement”).  The Service Agreement sets forth the compensation and benefits payable to Mr. Braun for his service on the Board of Directors.  The Service Agreement was amended to provide for Mr. Braun’s service on the Board for periods after December 31, 2011.  Mr. Braun is presently serving a three-year term as director which will end on the date of the annual meeting of the Company’s stockholders in May, 2012.  The principal terms of the Service Agreement, as amended, are:

(a)    During the period from January 1, 2012 until the expiration of Mr. Braun’s current term which ends at the annual meeting of stockholders in May 2012 (the “Current Service Period”), the Company shall continue to compensate Mr. Braun for his service at his current rate of $200,000 per year (pro-rated for any partial year).  In addition, during the Current Service Period, Mr. Braun shall be entitled to participate in all group health and insurance programs available generally to senior executives of the company.  Except as provided above, Mr. Braun shall not be entitled to any additional compensation, including, without limitation, bonuses, equity awards, meeting fees, retainers or other compensation, for his service on the Board or in any other capacity during the Current Service Period.

(b)    For periods of Board service after the Current Service Period, if any, the Company shall pay Mr. Braun such compensation and equity awards as are consistent with the Company’s then current Board Compensation Policy, provided that any annual and/or quarterly cash retainers shall be paid through the Company’s regular, bi-weekly payroll process.  In addition, Mr. Braun shall be entitled to participate in all group health and insurance programs available generally to senior executives of the Company.

(c)    While serving on the Board, Mr. Braun shall be treated as an employee for purposes of the Company’s stock incentive plans and any prior employment agreements which Mr. Braun had with the Company.

(d)    Mr. Braun will be subject to non-competition, non-solicitation and non-hire provisions for so long as he is receiving payments or other benefits from Veeco under the Service Agreement and for twelve months thereafter.

A copy of the Service Agreement, as amended, will be filed with the Commission in an upcoming filing.

The information in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall this information be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

February 3, 2012	By:	/s/ Gregory A. Robbins

Gregory A. Robbins
Senior Vice President and General Counsel